Exhibit 99.1

Shift4 Payments Announces Launch of Consent Solicitation Relating to its 4.625% Senior Notes Due 2026

ALLENTOWN, PA., March 11, 2022 – Shift4 Payments, LLC and Shift4 Payments Finance Sub, Inc. (collectively, “Shift4” or the “Company”), subsidiaries of Shift4 Payments, Inc., today announced the commencement of a consent solicitation (the “Consent Solicitation”) with respect to its $450.0 million aggregate principal amount of 4.625% Senior Notes due 2026 (the “Notes”), seeking the consent (“Consents”) of the holders of the Notes outstanding as of the record date of March 10, 2022 to amend the indenture governing the Notes (the “Indenture”) to allow for the repurchase of capital stock as part of the 5.0% Market Capitalization exception currently included (the “Proposed Amendment”), all as more completely set forth in (and subject to other terms and conditions described in) the consent solicitation statement, dated as of March 11, 2022 (as may be amended or supplemented from time to time, the “Consent Solicitation Statement”).

The Consent Solicitation will expire at 5:00 p.m., New York City time, on March 17, 2022, unless extended, terminated or abandoned (the “Expiration Time”). The Company reserves the right to terminate, abandon or extend the Consent Solicitation in its sole discretion, subject to applicable law and the terms of the Indenture.

In order to effect the Proposed Amendment, the Company must obtain consents from at least a majority of the aggregate principal amount of Notes outstanding (the “Requisite Consents”).

On the terms and subject to the conditions set forth in the Consent Solicitation Statement, if the Company receives the Requisite Consents and enters into a supplemental indenture with respect to the Notes setting forth the Proposed Amendment (the “Supplemental Indenture”), which may occur prior to the Expiration Date, the Company will pay a consent fee equal to $10.00 per $1,000 in principal amount of Notes for Consents validly delivered at or prior to the Expiration Time and not validly revoked prior to the date and time at which the Supplemental Indenture is executed (the “Effective Time”). Consents to the Proposed Amendment to the Indenture will not be able to be revoked after the Effective Time.

This press release is not a solicitation of Consents with respect to any Notes and does not set forth all of the terms and conditions of the Consent Solicitation. Holders of the Notes should carefully read the Consent Solicitation Statement before any decision is made with respect to the Consent Solicitation.

In addition, this press release is neither an offer to sell nor a solicitation of an offer to buy any of the New Notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is unlawful.

Any inquiries regarding the Consent Solicitation may be directed to Ipreo LLC, the Information, Tabulation and Paying Agent for the Consent Solicitation, at ipreo-consentSolicitation@ihsmarkit.com, or at (888) 593-9546, or to Credit Suisse Securities (USA) LLC, the Solicitation Agent for the Consent Solicitation, at americas.lm@credit-suisse.com, or at (800) 820-1653.

About Shift4 Payments:

Shift4 Payments (NYSE: FOUR) is a leading independent provider of integrated payment processing and technology solutions, delivering a complete ecosystem of solutions that extend beyond payments to include a wide range of value-added services. The company’s technologies help power over 425 software providers in numerous industries, including hospitality, retail, F&B, e-commerce, lodging, gaming, and many more. With over 7,000 software partners, the company securely processed transactions for over 185,000 businesses in 2021.

Investor Relations:

Sloan Bohlen

610.596.4475

investors@shift4.com

Media Contacts:

James McCusker

jmccusker@soleburytrout.com

Nate Hirshberg

Vice President, Marketing

Shift4 Payments

888.276.2108 x1107

nhirshberg@shift4.com